Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of DNB Financial Corporation dated January 18, 2019, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 17, 2019

CT Opportunity Partners I LP
By:	CT Opportunity Management LLC, its general partner

By:	/s/ J. Abbott R. Cooper
	Name:	J. Abbott R. Cooper
	Title:	President

CT Opportunity Management LLC

By:	/s/ J. Abbott R. Cooper
	Name:	J. Abbott R. Cooper
	Title:	President

Driver Management Company LLC

By:	/s/ J. Abbott R. Cooper
	Name:	J. Abbott R. Cooper
	Title:	Manager

By	/s/ J. Abbott R. Cooper
J. Abbott R. Cooper

By	/s/ John B. Thompson II
John B. Thompson II

SCHEDULE I

Transactions of the Reporting Persons Effected During the Past 60 Days

The following transactions were effected by Partnership in the Common Stock during the past 60 days.  All purchases of Common Stock by the Partnership listed below were purchases made privately in exchange for issuing equity of the Partnership:

Date of Transaction	Quantity	Average Purchase Price ($)
17-Jan-19	256,944	31.03

The following transactions were effected by Driver in the Common Stock during the past 60 days.  All the transactions listed below were open market purchases.

Date of Transaction	Quantity	Average Purchase Price ($)
16-Nov-18	2000	34.46
15-Nov-18	578	34.10

The following transactions were effected by Mr. Thompson in the Common Stock during the past 60 days.  All the transactions listed below were open market purchases.

Date of Transaction	Quantity	Average Purchase Price ($)
2-Jan-19	2,000	28.00
28-Dec-18	3,000	28.00
27-Dec-18	2,265	30.00
26-Dec-18	1,372	30.00
24-Dec-18	7	29.50
21-Dec-18	2,867	29.83
20-Dec-18	5,289	29.91